Exhibit 10.2

TENTH AMENDMENT TO

BJ SERVICES COMPANY 1997 INCENTIVE PLAN

WHEREAS, BJ Services Company (the “Company”) has heretofore adopted the BJ Services Company 1997 Incentive Plan (the “Plan”); and

WHEREAS, at all times since January 1, 2005, the Company has operated and administered the Plan in good faith compliance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Company desires to amend the Plan to comply with section 409A of the Code;

NOW, THEREFORE, the Plan shall be amended as follows, effective as of December 5, 2008:

1. Paragraph 6(d) of Article II of the Plan shall be deleted.

2. Clause (C)(2) of Paragraph 5(g)(i) of Article IV of the Plan shall be deleted, and the following shall be substituted therefor:

“(2) such New Option (to the extent it was converted from a Prior Option that was vested and exercisable on December 31, 2004 and that has not been ‘materially modified,’ within the meaning of section 409A of the Code, following October 3, 2004) may be surrendered to the Acquiring Entity during the 90-day period following the occurrence of the Change of Control in return for a payment in cash or shares of New Stock or a combination of cash and shares of New Stock as determined by the Acquiring Entity, equal in value to the excess of (I) the higher of (a) the per share value of the consideration received by stockholders of the Company upon the occurrence of the Change of Control (valued for such purpose as of the date of the Change of Control) or (b) the highest per share price for Common Stock of the Company during the period commencing with the public announcement of the proposed Change of Control transaction and ending upon the occurrence of the Change of Control over (II) the per share exercise price of the Common Stock of the Company under the Prior Option, multiplied by the number of shares of Common Stock of the Company subject to the Prior Option.”

3. The following sentence shall be added to the end of Article XI of the Plan:

“In no event shall any Gross-up Amount paid pursuant to this Article XI of the Plan be paid later than the end of the Participant’s taxable year next following the participant’s taxable year in which the participant remits the related taxes.”

4. Clause (iii)(B) of Paragraph (a) of Article XII of the Plan shall be deleted, and the following shall be substituted therefor:

“(B) such New Option (to the extent it was converted from a Prior Option that was vested and exercisable on December 31, 2004 and that has not been

‘materially modified,’ within the meaning of section 409A of the Code, following October 3, 2004) may be surrendered to the Acquiring Entity during the 90-day period following the occurrence of the Change of Control in return for payment in cash or shares of New Stock or a combination of cash and shares of New Stock as determined by the Acquiring Entity, equal in value to the excess of (I) the higher of (1) the per share value of the consideration received by shareholders of the Company upon the occurrence of the Change of Control (valued for such purposes as of the date of the Change of Control) or (2) the highest per share price for Common Stock of the Company during the period commencing with the public announcement of the proposed Change of Control transaction and ending upon the occurrence of the Change of Control over (II) the per share exercise price of the Common Stock of the Company under the Prior Option, multiplied by the number of shares of Common Stock of the Company subject to the Prior Option.”

5. As amended hereby, the Plan is specifically ratified and reaffirmed.